EXHIBIT 99.1

Federated National Holding Company Reports Third Quarter 2016 Results

SUNRISE, Fla., Nov. 02, 2016 (GLOBE NEWSWIRE) -- Federated National Holding Company (the “Company”) (Nasdaq:FNHC) today reported results for the three and nine months ended September 30, 2016.

Q3 2016 highlights (as measured against the same three-month period last year, except where noted):

  24.1% increase in gross written premiums to $161.1 million
  17.1% increase in Florida homeowners’ policies to approximately 271,000
  15.4% increase in total revenue to $83.8 million
  5.2% increase in book value per share, excluding noncontrolling interest, to $17.72 as compared with $16.85 at December 31, 2015
  Net income of approximately $1.4 million
  $4.0 million of claims, net of our quota-share reinsurance, from the impact of Hurricane Hermine, which impacted the State of Florida
  $6.8 million increase in our total loss reserves during the quarter; which increases our total loss reserves at September 30, 2016 to $127.5 million

Mr. Michael H. Braun, the Company’s Chief Executive Officer and President, said, “Our third quarter results continue to demonstrate solid organic growth in both written premiums and policy count, which included the 5.6% FNIC Florida homeowners’ rate increase effective August 1st. The third quarter losses included $4.0 million in claims, net of our quota-share reinsurance, as a result of the impact from Hurricane Hermine, which impacted the State of Florida during the quarter, and continued impact from assignment of benefits which is inflating the costs associated with our everyday homeowners’ claims within the state. Our continued organic growth and high retention rate are a testament to the trust that our partner agents have in our Company in a competitive Florida property insurance market. Our partner agents placed $38.3 million in new Florida homeowners’ premium, $4.7 million in new non-Florida homeowners’ premium and $24.6 million in premiums in other lines of business, which with our renewed business during the quarter, totaled $161.1 million in total gross written premiums. We continue to focus on delivering the best possible customer experience to our policyholders, many of which have been impacted by Hurricane Hermine and Hurricane Matthew in the State of Florida and South Carolina.”

Three Months Ended September 30, 2016 Financial Review

  Gross written premiums increased $31.3 million, or 24.1%, to $161.1 million for the three months ended September 30, 2016, compared with $129.8 million for the same three-month period last year. The increase predominantly reflects market share growth in our homeowners’ and personal automobile lines of business. Homeowners’ gross written premiums increased $14.6 million, or 12.3%, to $133.5 million for the three months ended September 30, 2016, compared with $118.9 million for the same three-month period last year. Gross written premiums for our personal automobile line of business increased by $16.5 million to $21.5 million in the third quarter of 2016 compared to $5.0 million in the prior year period.

  Ceded premiums earned increased by $28.3 million, or 56.5%, to $78.2 million for the three months ended September 30, 2016, compared with $50.0 million in the same three-month period last year. This increase is driven by the additional excess-of-loss reinsurance costs purchased for the 2016 – 2017 reinsurance program, which became effective on June 1, 2016 and July 1, 2016 and the additional ceded premiums related to premium growth in our personal automobile line of business from this current period compared to the same-period last year. Additionally, during the third quarter of 2015, we re-evaluated the accounting treatment for quota-share reinsurance contracts which lead to a decrease in ceded premiums of $10.9 million in the prior year period. Refer to Note 2 in our Form 10-Q for the period ended September 30, 2015 for additional information regarding the ceded premiums adjustment. These items were offset by lower ceded premiums this quarter from the 30% property quota-share treaty which ended on July 1, 2016.

  Net premiums earned increased $7.1 million, or 11.4%, to $69.4 million for the three months ended September 30, 2016, compared with $62.3 million for the same three-month period last year. This increase was primarily driven by an increase in our Florida homeowners’ in-force policy count to 271,461 as of September 30, 2016, compared with 231,828 as of September 30, 2015.

  Total revenues increased $11.2 million, or 15.4%, to $83.8 million for the three months ended September 30, 2016, compared with $72.6 million for the same three-month period last year.

  Losses and loss adjustment expenses (LAE) increased $15.2 million, or 53.5%, to $43.6 million for the three months ended September 30, 2016, compared with $28.4 million for the same three-month period last year.  The increase in losses and LAE is driven by $4.5 million of increased homeowners’ premiums in the current period as compared to the same period last year, $4.0 million incurred in gross catastrophe losses correlated with the impact of Hurricane Hermine, which impacted the State of Florida, and $8.7 million related to increasing our Florida homeowners’ 2016 accident year attritional loss ratio, which is now at 36.1%, an additional 3.1 percentage points from the beginning of 2016, as compared to the 2015 accident year attritional loss ratio during the third quarter of 2015. The increase in the attritional loss ratio reflects the continued impact from assignment of benefits and other related adjusting expenses, and the impact from the temporary discontinuation of our underwriting analytics. During the third quarter of 2015, we re-evaluated the accounting treatment for quota-share reinsurance contracts which led to an additional $4.5 million in losses and LAE in the prior year period. Refer to Note 2 in our Form 10-Q for the period ended September 30, 2015 for additional information regarding the losses and LAE adjustment.

  Commissions and other underwriting expenses increased $12.9 million, or 59.7%, to $34.5 million for the three months ended September 30, 2016, compared with $21.6 million for the same three-month period last year. This significant increase is related to the impact of the 30% property quota share treaty that expired on July 1, 2016. Accordingly, the Company incurred the related commission expense for homeowners’ Florida only, as compared to the same-period in the prior year. Additionally, commissions and other underwriting expenses were further impacted by the growth in premiums in our homeowners’ and personal automobile lines of business.

  For the three months ended September 30, 2016, the Company reported net income of $1.4 million, or $0.10 per share on 13.8 million average undiluted shares outstanding and $0.10 per share on 13.9 million average diluted shares outstanding, compared with net income of $10.6 million, or $0.77 per share on 13.7 million average undiluted shares outstanding and $0.76 per share on 14.0 million average diluted shares outstanding in the same three-month period last year.

  For the three months ended September 30, 2016, the Company repurchased $3.1 million of its common stock at average price of $17.89 under the Company’s $10 million share buyback program; the remaining availability for further repurchases is $4.5 million.

Nine Months Ended September 30, 2016 Financial Review

  Gross written premiums increased $99.8 million, or 27.1%, to $468.4 million for the nine months ended September 30, 2016, compared with $368.6 million for the same nine-month period last year. The increase predominantly reflects market share growth in our homeowners’ and personal automobile lines of business. Homeowners’ gross written premiums increased $53.6 million, or 15.8%, to $393.8 million for the nine months ended September 30, 2016, compared with $340.2 million for the same nine-month period last year. Gross written premiums for our personal automobile line of business increased by $45.4 million to $56.2 million in the first nine months of 2016, compared to $10.8 million in the prior year period.

  Ceded premiums earned increased by $74.3 million, or 48.2%, to $228.6 million for the nine months ended September 30, 2016, compared with $154.3 million in the same nine-month period last year. This increase is driven by additional excess-of-loss reinsurance costs during the nine months ended September 30, 2016 as compared to the nine months ended September 30, 2015 and additional ceded premiums related to premium growth in our personal automobile line of business. These items were offset by lower ceded premiums in the third quarter of 2016 from the 30% property quota-share treaty which ended on July 1, 2016.

  Net premiums earned increased $28.1 million, or 18.0%, to $184.4 million for the nine months ended September 30, 2016, compared with $156.3 million for the same nine-month period last year. This increase was primarily driven by an increase in our Florida homeowners’ in-force policy count to 271,461 as of September 30, 2016, compared with 231,828 as of September 30, 2015.

  Total revenues increased $41.5 million, or 22.3%, to $227.8 million for the nine months ended September 30, 2016, as compared with $186.3 million for the same nine-month period last year.

  Losses and LAE increased $44.7 million, or 59.2%, to $120.2 million for the nine months ended September 30, 2016, compared with $75.5 million for the same nine-month period last year. The increase in losses and LAE is driven by $10.4 million of increased homeowners’ premiums in the current period as compared to the same period last year, $11.9 million incurred in gross catastrophe losses correlated with a series of tornados and severe weather events that impacted the State of Florida (i.e., Hurricane Hermine, Tropical Storm Colin), $26.2 million related to increasing our Florida homeowners’ 2016 accident year attritional loss ratio, which is currently now at 36.1%, an additional 3.1 percentage points from the beginning of 2016. The increase in the attritional loss ratio reflects the continued impact from assignment of benefits and other related adjusting expenses, and the impact from the temporary discontinuation of our underwriting analytics. Additionally, losses and LAE were impacted by prior year development of $11.0 million in the all other peril homeowners’ coverage in Florida relating to the 2015 accident year. The factors listed above were offset by ceded losses pertaining to the property quota-share treaty.

  Commissions and other underwriting expenses increased $27.5 million, or 57.3%, to $75.4 million for the nine months ended September 30, 2016, compared with $47.9 million for the same nine-month period last year. This significant increase is caused by the growth in premiums for our homeowners’ and personal automobile lines of business. Additionally, the increase is further impacted by the 30% property quota-share treaty that expired on July 1, 2016. Accordingly, the Company incurred the related commission expense for homeowners’ Florida only in the third quarter of 2016, as compared to the same period in the prior year.

  For the nine months ended September 30, 2016, the Company reported net income of $11.9 million, or $0.86 per share on 13.8 million average undiluted shares outstanding and $0.85 per share on 14.0 million average diluted shares outstanding, compared with net income of $31.6 million, or $2.31 per share on 13.7 million average undiluted shares outstanding and $2.26 per share on 14.0 million average diluted shares outstanding in the same nine-month period last year.

Subsequent Event

  Hurricane Matthew impacted the east coast of Florida as a Category 4 hurricane and South Carolina as a Category 2 hurricane during the first week of October 2016.  The Company's initial gross loss estimate in the State of Florida is $75 million and $2 million in the state of South Carolina. After taking into consideration our reinsurance treaties, including the Company’s 10% property quota-share treaty, the Company currently expects to incur the full retention limit $18.45 million.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) Thursday, November 3, 2016. The Company’s CEO, Michael Braun, and its Interim CFO, Erick A. Fernandez, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Fernandez invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:
(877) 303-6913

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation.  A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

The Company is authorized to underwrite, and/or place through our wholly owned subsidiaries, homeowners’ multi-peril, personal automobile, commercial general liability, federal flood, and various other lines of insurance in Florida and various other states.  The Company also serves as managing general agent for its joint venture, Monarch National Insurance Company. The Company markets and distributes its own and third-party insurers’ products and our other services through a network of independent agents. The Company also utilizes a select number of general agents for the same purpose.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products/or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our potential failure to meet minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of the Monarch joint venture may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

	(in thousands, except per share data)
Revenue:
Gross premiums written	$161,137	$129,840	$468,379	368,560
Gross premiums earned	147,624	112,253	413,056	310,587
Ceded premiums earned	(78,219)	(49,967)	(228,609)	(154,289)
Net premiums earned	69,405	62,286	184,447	156,298
Net investment income	2,164	1,907	6,398	5,154
Net realized investment gains	1,126	1,126	2,060	3,743
Other income:
Direct written policy fees	4,318	2,783	13,445	7,887
Commission income	3,921	1,863	14,779	4,296
Brokerage revenue	2,279	2,209	5,039	4,548
Quota-share profit sharing	-	-	-	3,077
Finance revenue	577	425	1,646	1,322
Total revenue	83,790	72,599	227,814	186,325
Costs and expenses:
Losses and loss adjustment expenses	43,613	28,412	120,183	75,510
Commissions and other underwriting expenses	34,512	21,610	75,408	47,934
General and administrative expenses	4,044	4,887	13,211	11,973
Interest expense	81	65	259	161
Total costs and expenses	82,250	54,974	209,061	135,578

Income before income taxes	1,540	17,625	18,753	50,747
Income taxes	102	7,054	6,594	19,519
Net income	1,438	10,571	12,159	31,228
Net income (loss) attributable to noncontrolling interest	44	(22)	239	(383)
Net income attributable to Federated National Holding Company shareholders	$1,394	$10,593	$11,920	31,611

Net income per share:
Basic	$0.10	$0.77	$0.86	$2.31
Diluted	$0.10	$0.76	$0.85	$2.26
Number of shares used to calculate net income per share:
Basic	13,780	13,749	13,807	13,710
Diluted	13,953	13,977	13,999	13,978
Dividends declared per share of common stock	$0.08	$0.05	$0.17	$0.13

FEDERATED NATIONAL HOLDING COMPANY AND SUBSIDIARIES
Other Selected Data
(Unaudited)

	Period ended
	September 30,
Balance Sheet	2016	2015

	(in thousands, except share data)
Total cash and investments	$532,293	$462,549
Total assets	$749,457	$634,307
Loss and loss adjustment expense reserves	$127,485	$91,673
Total liabilities	$486,104	$392,825
Total shareholders' equity	$263,353	$241,482
Common stock outstanding	13,802	13,773
FNHC shareholders' equity	244,633	223,367
Book value per share excluding noncontrolling interest	$17.72	$16.22

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

	(in thousands)		(in thousands)
Homeowners’	$133,533	$118,929	$393,848	$340,205
Automobile	21,523	4,991	56,207	10,836
Commercial General Liability	3,171	3,391	10,493	11,123
Federal Flood	2,910	2,529	7,831	6,396
Gross written premium	$161,137	$129,840	$468,379	$368,560

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net Loss Ratio - All Lines	62.8%	45.6%	65.2%	48.3%
Net Expense Ratio	55.7%	42.6%	48.2%	38.4%
Combined Ratio	118.5%	88.3%	113.3%	86.7%
Gross Loss Ratio - All Lines	46.9%	33.2%	46.9%	32.9%

CONTACT:  Michael H. Braun, CEO (954) 308-1322
or Erick A. Fernandez, Interim CFO (954) 308-1341
Federated National Holding Company